Exhibit 99.1

Investor Contact:	Company Contact:
Dennis Walsh	Thomas W. Bennet, Jr., CFO
Sharon Merrill	(978) 970-5600
(617) 542-5300	tbennet@trcsolutions.com
trr@investorrelations.com

TRC Announces Fourth-Quarter and Fiscal Year 2013 Financial Results

Energy and Environmental Segments Drive 10% NSR Growth in Q4

Lowell, MA, September 12, 2013 - TRC Companies, Inc. (NYSE: TRR), a recognized leader in engineering, consulting and construction management services to the energy, environmental and infrastructure markets, announced today financial results for the fiscal three months and year ended June 30, 2013.

Financial Highlights

	Three Months Ended		Year Ended
	June 30,	June 30,	June 30,	June 30,
(In millions, except per share data)	2013	2012	2013	2012

Net service revenue (1)	$86.9	$79.3	$320.4	$301.8
Arena Towers litigation reversal (2)	$—	$—	$—	$(11.1)
Operating income	$6.2	$6.0	$18.6	$30.0
Federal and state income tax benefit (provision) (3)	$18.7	$(0.1)	$18.0	$3.9
Net income applicable to TRC Companies, Inc.	$24.8	$5.8	$36.3	$33.6
Diluted earnings per common share	$0.83	$0.20	$1.23	$1.16
Diluted weighted-average common shares outstanding	29.8	29.4	29.6	28.8

(1) The Company believes net service revenue best reflects the value of services provided and is the most meaningful indicator of revenue performance.
(2) On October 5, 2011 a post-trial motion was granted to disregard a substantial portion of the verdict in this matter resulting in an $11.1 million reduction of the litigation accrual in fiscal 2012.
(3) The Company recorded a tax benefit related to the release of the income tax valuation allowance during the fourth quarter of fiscal 2013.

Comments on the Results

“TRC's strategy to drive profitable growth and performance excellence was demonstrated by our strong performance in fiscal 2013,” said Chris Vincze Chairman and Chief Executive Officer. “We finished the year with 10% NSR growth for the fourth quarter and a 6% overall increase for the year. The growth in the

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

fourth quarter was split nearly evenly between organic and acquisition related revenues. Net income for the quarter was positively affected by a federal and state income tax benefit of $18.7 million. This benefit was due to the release of the deferred tax asset valuation allowance that had been in place since 2008 and is the result of our consistent financial performance over the past three years.

“Our two largest segments, Energy and Environmental, continue to contribute much of the growth on our top line, while the continued profitability of our Infrastructure segment helped bolster the bottom line for the fourth quarter. Increased activity from our utility clients as they upgrade and replace electric distribution and transmission systems drove the 10% NSR increase in our Energy segment. In our Environmental segment, NSR grew by 8%, primarily as a result of new work on several remediation projects. Our Infrastructure segment also saw an NSR increase of 8%, due to modestly improved general market conditions. Efficient management of projects and revenue growth drove a 40% increase in our Infrastructure segment profit. Higher levels of project activity in our Energy and Environmental segments resulted in 5% and 10% profit growth, respectively.”

Business Outlook

“The outlook for each of TRC's three market segments continues to be positive. While the general economic picture is varying and lacking consistent positive trends, we are seeing some capital spending materialize with respect to the utility and power distribution markets as well as bridge and road construction and upgrades. Our $247 million NSR backlog is correspondingly up 5% in the fourth quarter compared with the same quarter of the prior year driven by the 23% NSR backlog increase in our Infrastructure segment. We believe our continued ability to expand TRC's geographic presence and successfully expand key client relationships for electric distribution engineering and energy efficiency services will drive growth in our Energy segment. Air and water regulation, development of natural gas pipelines and environmental management and sustainability investments are expected to create new opportunities for project work within our Environmental segment. Proposal activity for state transportation projects has been increasing in our Infrastructure segment, and we are involved with several projects to repair and upgrade bridges and roads across the country.

“TRC will continue to invest in growth opportunities including acquisitions, key account expansion, and enhanced initiatives focused on the power and oil and gas markets. We have a strong cash position, healthy balance sheet and an enhanced credit facility that provides us with flexibility to invest in our growth. Given this foundation, in the coming year we expect to further our mission to become a top tier financial performer in the engineering, consulting and construction management space,” concluded Vincze.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

Exhibit 99.1

Conference Call Information

TRC will broadcast its financial results conference call today, September 12, 2013 at 9 a.m. ET. To listen to the live webcast and access the accompanying presentation slides, visit the “Investor Center” section of TRC's website at www.TRCsolutions.com. The call also may be accessed by dialing (877) 709-8155 or (201) 689-8881. A webcast replay will be available on the Company's website for approximately one year.

About TRC

A pioneer in groundbreaking scientific and engineering developments since the 1960s, TRC is a national engineering, consulting and construction management firm that provides integrated services to the energy, environmental and infrastructure markets. TRC serves a broad range of clients in government and industry, implementing complex projects from initial concept to delivery and operation. TRC delivers results that enable clients to achieve success in a complex and changing world. For more information and updates from the Company, visit TRC's website at www.TRCsolutions.com and follow TRC on Twitter at @TRC_Companies and on LinkedIn.

Forward-Looking Statements

Certain statements in this press release may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements by forward-looking words such as "may," "expects," "plans," "anticipates," "believes," "estimates," or other words of similar import. You should consider statements that contain these words carefully because they discuss TRC's future expectations, contain projections of the Company's future results of operations or of its financial condition, or state other "forward-looking" information. TRC believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that the Company is not able to accurately predict or control and that may cause its actual results to differ materially from the expectations described in its forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to, the uncertainty of TRC's operational and growth strategies; circumstances which could create large cash outflows, such as contract losses, litigation, uncollectible receivables and income tax assessments; regulatory uncertainty; the availability of funding for government projects; the level of demand for TRC's services; product acceptance; industry-wide competitive factors; the ability to continue to attract and retain highly skilled and qualified personnel; the availability and adequacy of insurance; and general political or economic conditions. Furthermore, market trends are subject to changes, which could adversely affect future results. See the risk factors and additional discussion in TRC's Annual Report on Form 10-K for the fiscal year ended June 30, 2013, Quarterly Reports on Form 10-Q, and other factors detailed from time to time in the Company's other filings with the Securities and Exchange Commission.

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	June 30, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Gross revenue	$118,955	$109,728	$441,517	$419,959
Less subcontractor costs and other direct reimbursable charges	32,066	30,434	121,114	118,179
Net service revenue	86,889	79,294	320,403	301,780
Interest income from contractual arrangements	53	66	239	295
Insurance recoverables and other income	789	(678)	4,514	614
Operating costs and expenses:
Cost of services (exclusive of costs shown separately below)	69,849	62,261	268,545	246,506
General and administrative expenses	9,774	8,543	30,739	31,025
Provision for doubtful accounts	—	390	408	755
Depreciation and amortization	1,944	1,481	6,903	5,508
Arena Towers litigation reversal	—	—	—	(11,061)
Total operating costs and expenses	81,567	72,675	306,595	272,733
Operating income	6,164	6,007	18,561	29,956
Interest expense	(67)	(84)	(337)	(668)
Income from operations before taxes and equity in earnings	6,097	5,923	18,224	29,288
Federal and state income tax benefit (provision)	18,666	(145)	17,986	3,930
Income from operations before equity in earnings	24,763	5,778	36,210	33,218
Equity in earnings from unconsolidated affiliates, net of taxes	—	—	—	270
Net income	24,763	5,778	36,210	33,488
Net loss applicable to noncontrolling interest	16	17	65	87
Net income applicable to TRC Companies, Inc.	$24,779	$5,795	$36,275	$33,575

Basic earnings per common share	$0.85	$0.21	$1.26	$1.21
Diluted earnings per common share	$0.83	$0.20	$1.23	$1.16

Weighted-average common shares outstanding:
Basic	29,031	27,921	28,843	27,781
Diluted	29,776	29,433	29,601	28,822

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995

TRC Companies, Inc.
Consolidated Balance Sheets
(in thousands, except share data)
(Unaudited)

	June 30, 2013	June 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$18,136	$16,561
Accounts receivable, less allowance for doubtful accounts	109,320	95,215
Insurance recoverable - environmental remediation	26,305	25,744
Restricted investments	5,582	4,413
Deferred income tax assets	12,518	512
Income taxes refundable	1,444	958
Prepaid expenses and other current assets	12,045	10,607
Total current assets	185,350	154,010
Property and equipment
Land and building	480	480
Equipment, furniture and fixtures	51,104	47,819
Leasehold improvements	5,421	5,053
	57,005	53,352
Less accumulated depreciation and amortization	(43,171)	(39,621)
Property and equipment, net	13,834	13,731
Goodwill	28,797	24,888
Investments in and advances to unconsolidated affiliates and construction joint ventures	113	109
Long-term deferred income tax assets	6,601	—
Long-term restricted investments	27,580	35,265
Long-term prepaid insurance	31,497	34,272
Other assets	13,992	12,853
Total assets	$307,764	$275,128
LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$4,745	$1,315
Current portion of capital lease obligations	568	267
Accounts payable	32,238	30,712
Accrued compensation and benefits	34,040	36,292
Deferred revenue	20,094	18,236
Environmental remediation liabilities	291	422
Other accrued liabilities	31,737	30,315
Total current liabilities	123,713	117,559
Non-current liabilities:
Long-term debt, net of current portion	568	3,860
Capital lease obligations, net of current portion	789	462
Income taxes payable and deferred income tax liabilities	310	622
Deferred revenue	68,514	79,104
Environmental remediation liabilities	6,973	5,473
Total liabilities	200,867	207,080
Commitments and contingencies
Equity:
Common stock, $.10 par value; 40,000,000 shares authorized, 29,053,301 and 29,049,819 shares issued and outstanding, respectively, at June 30, 2013, and 28,130,702 and 28,127,220 shares issued and outstanding, respectively, at June 30, 2012	2,905	2,813
Additional paid-in capital	181,874	179,402
Accumulated deficit	(77,405)	(113,680)
Accumulated other comprehensive loss	(109)	(184)
Treasury stock, at cost	(33)	(33)
Total shareholders' equity applicable to TRC Companies, Inc.	107,232	68,318
Noncontrolling interest	(335)	(270)
Total equity	106,897	68,048
Total liabilities and equity	$307,764	$275,128

TRC
650 Suffolk Street • Lowell, Massachusetts 01854
Telephone 978-970-5600 • Fax 978-453-1995